THE PENN STREET FUND, INC.

                      MASTER INVESTMENT ADVISORY AGREEMENT

            THIS AGREEMENT is made as of this 15th day of December, 2005, between The Penn Street Fund, Inc. (the "Company") and Penn Street Investment Advisors, Inc., a Delaware corporation (the "Adviser").

                                    RECITALS

            WHEREAS, the Company is organized under the laws of the state of Maryland as a corporation and operates and is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act");

            WHEREAS, the Company is authorized by its Articles of Incorporation and bylaws to issue separate Portfolios of shares representing interests in separate investment portfolios (the "Portfolios");

            WHEREAS, The Company has authorized the issuance of shares of beneficial interest ("Shares") in the Portfolios which are identified on Schedule A attached hereto and incorporated herein, which Schedule A may be amended from time to time by mutual agreement of the Company and Adviser (the "Portfolios");

            WHEREAS, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of asset management; and

            WHEREAS, the Company desires to retain Adviser to act as Master Investment Advisor and to furnish investment advisory services to the Portfolios, and such other Portfolios as may be added from time to time by mutual agreement of the parties, pursuant to the terms and conditions of this Agreement, and Adviser is willing to so furnish such services.

            NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

      1. Appointment.

      The Company hereby appoints Adviser to serve as Master Investment Adviser to the Portfolios for the periods and pursuant to the terms and conditions as set forth in this Agreement. Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      2. Delivery of Documents.

      The Company has furnished Adviser with properly certified or authenticated copies of each of the following:

            (a) The Company's Articles of Incorporation as filed with the State of Maryland;
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            (b) The Company's Bylaws;

            (c) Resolutions of the Company's Board of Directors, and approval of the shareholders of the Company at a special meeting of shareholders held December 15, 2005, authorizing the appointment of Adviser and approving this Agreement;

            (d) The Company's current Registration Statement on form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act"); and

            (e) The Company's current Prospectus and Statement of Additional Information (together called the "Prospectus").

      The Company will furnish Adviser from time to time with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC and/or state authorities.

      3. Management.

      Subject to the general supervision of the Company's Board of Directors (the "Board"), Adviser will be responsible for providing a continuous investment program for the Portfolios, including investment research and management with respect to all securities, investments, cash and cash equivalents held by the Portfolios.

      Adviser may, with the prior written consent of the Board and the approval of the appropriate Company shareholders, as required, employ persons or entities to serve as sub-advisers to one or more Portfolios. The Adviser and/or such sub-advisers, if any, may, in their sole discretion, determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolios. The investment activities of such sub-advisers, if any, as such services relate to the Portfolios, will at all times be subject to the general supervision and control of Adviser. Adviser will provide, through its own efforts itself and/or through the medium of its previously approved sub-adviser(s), the services under this Agreement in accordance with each Portfolio's investment objectives, policies and restrictions as such are set forth in the Prospectus from time to time. Adviser further agrees that it:

            (a) Will conform its activities to all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement;

            (b) Will monitor the investment activities of any sub-adviser which it employs to insure that such sub-adviser conducts its activities with respect to the applicable Portfolio(s) in accordance with the Prospectus and any and all federal and/or state laws and regulations relating to the applicable Portfolio(s);

            (c) Will place orders, or monitor the placement of orders by sub-advisers, pursuant to good faith investment determinations for the Portfolios either directly with the respective issuers or with appropriate brokers and dealers. In placing orders with brokers or dealers, the Advisor, or sub-adviser(s) under the supervision of Adviser, will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when Adviser, or Adviser's duly authorized sub-adviser(s), believes two or more brokers or dealers are comparable in price and execution, Adviser, or Adviser's duly authorized sub-adviser(s), may prefer: (i) brokers and dealers who provide the Portfolio(s) with research advice and other services, or who recommend or sell Company shares, and (ii) brokers who are affiliated with the Company, Adviser or sub-adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Adviser or any sub-adviser in principal transactions; and


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

            (d) Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Company.

      4. Services Not Exclusive.

      The services to be furnished by Adviser hereunder are not to be considered exclusive, and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby; provided, however, that without the prior written consent of the Board, Adviser will not serve as an investment adviser to any other investment company having a similar investment objective to that of the Company.

      5. Books and Records.

      In compliance with Rule 31a-3 promulgated under the 1940 Act, Adviser hereby agrees that all records which it maintains for the benefit of the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by it pursuant to such Rule that are not maintained by others on behalf of the Company.

      6. Expenses.

      During the term of this Agreement, Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Company other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Portfolios.

      7. Compensation.

      The Company will pay Adviser, and Adviser will accept as full compensation for its services rendered hereunder, the investment advisory fees for each Portfolio as set forth on Schedule B attached hereto and incorporated herein, which Schedule B may be amended from time to time by mutual agreement of the Company, Adviser and shareholders as applicable. All fees payable to Adviser pursuant to this Agreement shall be computed at the end of each month and payable within five (5) business days thereafter, and shall be computed at an annual rate at a percentage of the average daily net assets of the applicable Portfolio. All parties to this Agreement do hereby expressly authorize and instruct the Company's Administrator to provide, in accordance with the fees set forth on Schedule B, a calculation each month of the gross amounts due Adviser for each Portfolio and to remit such fee payments hereunder promptly to Adviser.


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

      8. Limitation of Liability.

      Adviser shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Company or any Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful malfeasance, bad faith or gross negligence on Adviser's part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

      9. Duration and Termination.

      This Agreement shall become effective as of the date first written above and continue in effect until June 30, 2006. Thereafter, this Agreement shall be renewable for successive periods of one year each provided such continuance is specifically approved annually:

            (a) By the affirmative vote of a majority of those members of the Board who are not parties to the Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

            (b) By affirmative vote of either a majority of the entire Board or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Company.

      Notwithstanding the foregoing, this Agreement may be terminated by the Company or by Adviser at any time upon sixty (60) days written notice, without payment of any penalty; provided, however that termination by the Company must be authorized by majority vote of the Board or by vote of a majority of the outstanding voting securities of the Company. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940
Act).

      10. Amendment of this Agreement.

      No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

      11. Miscellaneous.

      The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.


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

      12. Counterparts.

      This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

      13. Governing Law.

      This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

      14. Notices.

         Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Company:                      If to the Adviser:
-----------------                       -----------------

The Penn Street Fund, Inc.              Penn Street Investment Advisors, Inc.
83 General Warren Boulevard             83 General Warren Boulevard
Suite 200                               Suite 200
Malvern, PA  19355                      Malvern, PA  19355

John G. Roman                           John G. Roman
President                               President


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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.


                                     THE PENN STREET FUND, INC.

                                          s/John Lukan
                                     -------------------------------------------
                                     By: John Lukan
                                     Title: Chairman

                                     PENN STREET INVESTMENT ADVISORS, INC.

                                          s/John Roman
                                     -------------------------------------------
                                     By: John Roman
                                     Title:  President


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

                                   Schedule A

                           The Penn Street Fund, Inc.
                            Portfolios of the Company
                                December 15, 2005

The following Portfolios and Classes of Shares are offered by the Company and subject to this Agreement:


-------------------------------------------------------------------------
                                                     Class A    Class C
Name of Portfolio                                    Shares     Shares
-------------------------------------------------------------------------
The Berkshire Advisors Select Equity Portfolio         X          X
-------------------------------------------------------------------------
The Penn Street Sector Rotational Portfolio            X          X
-------------------------------------------------------------------------

                                   Schedule B

                    The Penn Street Investment Advisors, Inc.
                              Compensation Schedule
                                December 15, 2005

--------------------------------------------------------------------------------
Name of Portfolio                                Total Annual Fee (as percentage
                                                 of average daily net assets)
--------------------------------------------------------------------------------
The Berkshire Advisors Select Equity Portfolio              1.00%
--------------------------------------------------------------------------------
The Penn Street Sector Rotational Portfolio                 0.25%
--------------------------------------------------------------------------------